Duke REALTY

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY REPORTS SECOND QUARTER 2015 RESULTS

Core FFO per Share of $0.28 and Core AFFO per Share of $0.25

$1.4 billion in Dispositions

Over $1 billion of Debt Repayments

$257 million of Development Starts and Strong Rental Rate Growth

(INDIANAPOLIS, July 29, 2015) – Duke Realty Corporation (NYSE: DRE), a leading industrial, medical and suburban office property REIT, today reported results for the second quarter of 2015.

Quarterly Highlights

- Core Funds from Operations ("Core FFO") per diluted share was $0.28 for the quarter. Funds from Operations ("FFO") per diluted share as defined by the National Association of Real Estate Investment Trusts ("NAREIT") was $0.06 for the quarter.
- Operating results:
  - Occupancy in the total portfolio, including properties under development, of 93.5 percent and in-service portfolio occupancy of 95.8 percent;
  - Same-property net operating income growth of 6.2 percent for the quarter ended June 30, 2015 as compared to the quarter ended June 30, 2014 and 6.3 percent for the twelve months ended June 30, 2015 as compared to the twelve months ended June 30, 2014;

- Adjusted Funds from Operations ("AFFO") of $0.25 per diluted share, which results in a dividend payout ratio of 68 percent;
  - Total leasing activity of 4.0 million square feet.
- Successful execution of capital transactions during the quarter:
  - Completed $1.4 billion of non-strategic building and land dispositions, including the previously announced $1.1 billion suburban office portfolio disposition;
  - Repaid $431 million of unsecured notes, with maturity dates ranging from 2017 to 2020 and a weighted average stated rate of 6.8 percent, primarily through a tender offer completed in April 2015;
  - Repaid $137 million in secured loans, with maturity dates ranging from 2015 to 2018 and a weighted average stated rate of 5.3 percent;
  - Repaid $453 million on the line of credit to finish the quarter with no outstanding borrowings on the line.

Denny Oklak, Chairman and CEO said, "While we executed major dispositions during the quarter, we also continued strong operational performance within our remaining portfolio, which included strong rent growth driving same property net income growth of 6.3 percent for the twelve months ended June 30, 2015 and in-service occupancy of 95.8 percent at June 30, 2015. Low vacancy rates across our markets, and our high quality industrial assets, are allowing us to continue to push rental rates. Because of this, we are pleased to report a 19 percent rental rate growth on renewals in our industrial portfolio."

Mark Denien, Chief Financial Officer, commented, “Our leverage metrics improved significantly as the result of the debt repayments that took place during the second quarter. We also have nearly $300 million of disposition proceeds, in the form of seller-financing and amounts held in escrow accounts that can be accretively re-deployed to fund our development pipeline without increasing leverage. Overall, we believe the strength of our balance sheet leaves us in an excellent position for future growth."

Financial Performance

- The following table reconciles FFO per share, as defined by NAREIT, to Core FFO per share as measured by the company, for the three months ended June 30, 2015 and 2014:

	Three Months Ended June 30,	
	2015	2014
FFO per share, attributable to common shareholders - diluted, as defined by NAREIT	**0.06**	0.30
Adjustments:		
Gain on land sales	(0.05)	(0.01)
Loss on debt extinguishment	0.23	—
Impairment charges - non-depreciable properties	0.01	0.01
Overhead restructuring charges	0.02	—
Core FFO per share, attributable to common shareholders – diluted	**0.28**	0.30

- Core FFO was $99 million for the second quarter of 2015, a decrease of $4 million, or $0.02 per share, from the same quarter of 2014. The decrease in Core FFO for the quarter was primarily due to the impact of property dispositions, substantially offset by improved property-level performance and lower interest expense. Core FFO excludes approximately $7 million of overhead restructuring charges, which are mainly comprised of severance charges related to the significant reduction in the size of the company's office portfolio. A reconciliation of net income to FFO as defined by NAREIT, as well as to Core FFO, is included in the financial tables included in this release.
- FFO, as defined by NAREIT, was $20 million for the second quarter of 2015, a decrease of $83 million, or $0.24 per share, from the same quarter of 2014. In addition to the factors impacting Core FFO, the decrease in FFO as defined by NAREIT was primarily the result of recognizing $83 million of losses on debt extinguishment during the quarter.
- Net income was $1.30 per diluted share for the second quarter of 2015 compared to $0.38 per diluted share for the same quarter in 2014. The increase in net income per diluted share was primarily due to recognizing gains on the sale of depreciable properties totaling $507 million during the second quarter of 2015.

Portfolio Operating Performance

Strong overall operating performance across all product types:

- In-service occupancy in the bulk distribution portfolio at June 30, 2015 of 96.3 percent compared to 96.8 percent at March 31, 2015. The slight decrease in occupancy during the quarter was primarily due to a large speculative industrial property being placed in service during the quarter.

- In-service occupancy in the medical office portfolio of 94.9 percent at June 30, 2015 compared to 94.2 percent at March 31, 2015.
- In-service occupancy in the suburban office portfolio of 87.2 percent at June 30, 2015 compared to 86.0 percent at March 31, 2015.
- Total occupancy, including properties under development, of 93.5 percent at June 30, 2015 compared to 94.5 percent at March 31, 2015. The decrease in total occupancy was due to starting 3.6 million square feet of development projects during the quarter that were 32 percent pre-leased.
- Tenant retention of 67 percent for the quarter, with overall renewal rental rate growth for the entire portfolio of 14.9 percent.
- Same-property net operating income growth of 6.2 percent for the three months ended June 30, 2015 and 6.3 percent for the twelve months ended June 30, 2015 as compared to the comparable periods ended June 30, 2014.

Real Estate Investment Activity

Development

Jim Connor, Chief Operating Officer, stated, "We continued to increase our investment in high quality industrial and medical office properties, starting 13 projects totaling 3.6 million square feet, with expected costs of $257 million, during the second quarter. With the high market pricing for acquisitions, we have continued to focus on development activities, including selective higher yielding speculative developments in selected markets, and we expect a robust level of development starts for the rest of the year while maintaining an overall highly pre-leased pipeline."

The second quarter included the following development activity:

Wholly-Owned Properties

- During the quarter, the company started $234 million of wholly-owned development projects. These projects consisted of nine industrial projects totaling 2.9 million square feet, which were 26 percent leased in total, and three medical office projects totaling 168,000 square feet which were 77 percent leased in total.
- Wholly-owned development projects under construction at June 30, 2015, excluding the one suburban office project that will be sold at completion as part of the suburban office disposition, consisted of 14 industrial projects totaling 4.8

million square feet, eight medical office projects totaling 415,000 square feet and two suburban office projects totaling 256,000 square feet. These projects were 39 percent pre-leased in the aggregate.

- Four bulk industrial projects, which were 95 percent leased and totaled 1.4 million square feet, were placed in service.

Joint Venture Properties

- During the quarter, a 53 percent pre-leased bulk industrial project, totaling 482,000 square feet was started in Columbus in a 50 percent-owned unconsolidated joint venture.
- One speculative industrial project, which totaled 937,000 square feet, was placed in service during the quarter by a 50 percent-owned joint venture.
- Joint venture development projects under construction at June 30, 2015 consisted of three industrial projects totaling 1.0 million square feet, which were 78 percent pre-leased.

Acquisitions

The company acquired a 100 percent leased 233,000 square-foot modern bulk industrial facility located in the Lehigh Valley region of Pennsylvania for $20 million.

Dispositions

Dispositions totaled $1.4 billion in the quarter and were comprised of the following:

Wholly-Owned Properties

- All of the company's suburban office properties in Raleigh, St. Louis, South Florida and Nashville, sold to a joint venture with affiliates of Starwood Capital Group, Vanderbilt Partners and Trinity Capital Advisors for $1.1 billion. The sale was comprised of 61 buildings totaling 6.7 million square feet, which were 92 percent leased, with one additional building in Raleigh to be sold upon completion;
- A portfolio of 51 light industrial properties, which were 94 percent leased, located primarily in the Midwest, totaling 5.2 million square feet, for $270 million.

Joint Venture Properties

- A portfolio of seven industrial properties in Dallas, totaling 763,000 square feet, from a 50 percent-owned unconsolidated joint venture;

- A 305,000 square foot bulk industrial property in Columbus from a 50 percent-owned unconsolidated joint venture.

Undeveloped Land

- Non-strategic land across several markets, totaling 94 acres, with a sales price of $36 million and a net book gain on sale of $17 million.

Distributions Declared

Our board of directors declared a quarterly cash distribution on the common stock of $0.17 per share, or $0.68 per share on an annualized basis. The second quarter distribution will be payable August 31, 2015 to shareholders of record on August 14, 2015.

2015 Guidance

The following assumptions within the detailed guidance, which is available through the Investor Relations-Financials section of the company's website, were revised:

- The estimate for development starts was increased from a range of $400 million to $500 million to a range of $550 million to $700 million;
- The estimate for building disposition proceeds was increased from a range of $1.5 billion to $1.8 billion to a range of $1.8 billion to $2.0 billion;
- The estimate for land disposition proceeds was increased from a range of $50 million to $80 million to a range of $80 million to $120 million;
- The estimate for same property NOI growth was increased from a range of 3.0 percent to 5.0 percent to a range of 4.0 percent to 5.5 percent.

FFO and AFFO Reporting Definitions

FFO: FFO is computed in accordance with standards established by NAREIT. NAREIT defines FFO as net income (loss) excluding gains (losses) on sales of depreciable property, impairment charges related to depreciable real estate assets, and extraordinary items (computed in accordance with generally accepted accounting principles ("GAAP")); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. The company believes FFO to be most directly comparable to net income as defined by GAAP. The company believes that FFO should be examined in conjunction with net income (as defined by GAAP) as presented in the financial statements accompanying this release. FFO does not

represent a measure of liquidity, nor is it indicative of funds available for the company's cash needs, including the company's ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that materially distort the comparative measurement of company performance over time. The adjustments include gains on sale of undeveloped land, impairment charges not related to depreciable real estate assets, tax expenses or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as "other income tax items"), gains (losses) on debt transactions, adjustments on the repurchase or redemption of preferred stock, gains (losses) on and related costs of acquisitions, and charges related to major overhead restructuring activities, including severance. Although the company's calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs and real estate companies, the company believes it provides a meaningful supplemental measure of its operating performance.

AFFO: AFFO is defined by the company as Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

Same Property Performance

The company includes same-property net operating income growth as a property-level supplemental measure of performance. The company utilizes same-property net income growth as a supplemental measure to evaluate property-level performance, and jointly-controlled properties are included at our ownership percentage.

A description of the properties that are excluded from the company's same-property measure is included on page 20 of our June 30, 2015 supplemental information.

About Duke Realty Corporation

Duke Realty Corporation owns and operates 142 million rentable square feet of industrial and office assets, including medical office, in 22 major U.S. metropolitan

areas. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty Corporation is available at www.dukerealty.com.

Second Quarter Earnings Call and Supplemental Information

Duke Realty Corporation is hosting a conference call tomorrow, July 30, 2015, at 3:00 p.m. ET to discuss its first quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company's website.

A copy of the company's supplemental information will be available by 6:00 p.m. ET today through the Investor Relations section of the company's website.

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company's future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company's abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company's ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company's common stock; (xii) the reduction in the company's income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks; (xv) the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (ix). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission. The company refers you to the section entitled "Risk Factors" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2014. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:

Ron Hubbard

317.808.6060

Media:

Helen McCarthy

317.708.8010

Duke Realty Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30, 2015	December 31, 2014
Assets		
Real estate investments:		
Land and improvements	$1,395,664	$1,412,867
Buildings and tenant improvements	4,805,915	4,986,390
Construction in progress	216,352	246,062
Investments in and advances to unconsolidated companies	284,739	293,650
Undeveloped land	474,997	499,960
	7,177,667	7,438,929
Accumulated depreciation	(1,178,976)	(1,235,337)
Net real estate investments	5,998,691	6,203,592
Real estate investments and other assets held-for-sale	72,384	725,051
Cash and cash equivalents	20,254	17,922
Accounts receivable, net	22,649	26,168
Straight-line rents receivable, net	111,255	109,657
Receivables on construction contracts, including retentions	14,529	36,224
Deferred financing costs, net	32,410	38,734
Deferred leasing and other costs, net	370,172	387,635
Escrow deposits and other assets	472,177	209,856
	$7,114,521	$7,754,839
Liabilities and Equity		
Indebtedness:		
Secured debt	$778,869	$942,478
Unsecured debt	2,681,874	3,364,161
Unsecured line of credit	-	106,000
	3,460,743	4,412,639
Liabilities related to real estate investments held-for-sale	3,742	59,092
Construction payables and amounts due subcontractors, including retentions	63,396	69,470
Accrued real estate taxes	73,556	76,308
Accrued interest	37,289	55,110
Other accrued expenses	41,939	62,632
Other liabilities	105,533	95,566
Tenant security deposits and prepaid rents	36,480	44,142
Total liabilities	3,822,678	4,874,959
Shareholders' equity:		
Common stock	3,451	3,441
Additional paid-in-capital	4,953,224	4,944,800
Accumulated other comprehensive income	2,340	3,026
Distributions in excess of net income	(1,694,574)	(2,090,942)
Total shareholders' equity	3,264,441	2,860,325
Noncontrolling interest	27,402	19,555
Total equity	3,291,843	2,879,880
	$7,114,521	$7,754,839

Duke Realty Corporation and Subsidiaries
Consolidated Statement of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2015	2014	2015	2014
Revenues:				
Rental and related revenue	$201,996	$204,780	$416,611	$413,426
General contractor and service fee revenue	23,901	69,512	76,722	125,332
	225,897	274,292	493,333	538,758
Expenses:				
Rental expenses	30,094	32,221	66,218	74,262
Real estate taxes	27,747	28,652	58,526	57,855
General contractor and other services expenses	21,738	63,857	68,762	111,128
Depreciation and amortization	78,334	88,500	160,237	176,798
	157,913	213,230	353,743	420,043
Other operating activities:				
Equity in earnings of unconsolidated companies	15,123	60,826	21,369	63,147
Gain on sale of properties	107,410	70,318	130,894	86,171
Gain on land sales	17,012	3,889	22,437	4,041
Other operating expenses	(1,555)	(1,987)	(3,112)	(4,203)
Impairment charges	(5,470)	(2,523)	(5,470)	(2,523)
General and administrative expenses	(19,238)	(10,365)	(36,242)	(25,059)
	113,282	120,158	129,876	121,574
Operating income	181,266	181,220	269,466	240,289
Other income (expenses):				
Interest and other income, net	1,375	229	1,713	580
Interest expense	(42,976)	(51,448)	(92,567)	(103,306)
Loss on debt extinguishment	(82,653)	(139)	(82,653)	(139)
Acquisition-related activity	(1,305)	(747)	(1,333)	(761)
Income from continuing operations, before income taxes	55,707	129,115	94,626	136,663
Income tax benefit (expense)	2,288	(364)	804	(3,038)
Income from continuing operations	57,995	128,751	95,430	133,625
Discontinued operations:				
Income before gain on sales	36	5,471	10,195	9,393
Gain on sale of depreciable properties, net of tax	396,134	2,305	414,509	19,080
Income from discontinued operations	396,170	7,776	424,704	28,473
Net income	454,165	136,527	520,134	162,098
Dividends on preferred shares	-	(7,046)	-	(14,083)
Adjustments for redemption/repurchase of preferred shares	-	-	-	483
Net income attributable to noncontrolling interests	(4,785)	(1,793)	(5,510)	(2,127)
Net income attributable to common shareholders	$449,380	$127,688	$514,624	$146,371
Basic net income per common share:				
Continuing operations attributable to common shareholders	$0.16	$0.36	$0.27	$0.35
Discontinued operations attributable to common shareholders	1.14	0.02	1.22	0.09
Total	$1.30	$0.38	$1.49	$0.44
Diluted net income per common share:				
Continuing operations attributable to common shareholders	$0.16	$0.36	$0.27	$0.35
Discontinued operations attributable to common shareholders	1.14	0.02	1.22	0.09
Total	$1.30	$0.38	$1.49	$0.44

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO and AFFO
Three Months Ended June 30
(Unaudited and in thousands, except per share amounts)

	2015			2014		
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	**$449,380**			**$127,688**		
Less: dividends on participating securities	(589)			(646)		
Net income per common share- basic	**448,791**	**345,098**	**$1.30**	**127,042**	**331,753**	**$0.38**
Add back:						
Noncontrolling interest in earnings of unitholders	4,762	3,630		1,693	4,386	
Other potentially dilutive securities		433			275	
Net income attributable to common shareholders- diluted	**$453,553**	**349,161**	**$1.30**	**$128,735**	**336,414**	**$0.38**
Reconciliation to funds from operations ("FFO")						
Net income attributable to common shareholders	**$449,380**	**345,098**		**$127,688**	**331,753**	
Adjustments:						
Depreciation and amortization	78,334			97,641		
Company share of joint venture depreciation, amortization and other	4,817			6,781		
Impairment charges - depreciable property	864			-		
Gains on depreciable property sales - wholly owned, discontinued operations	(399,354)			(2,851)		
Gains on depreciable property sales - wholly owned, continuing operations	(107,410)			(70,318)		
Income tax expense triggered by depreciable property sales	932			910		
Gains/losses on depreciable property sales - JV	(11,989)			(58,447)		
Noncontrolling interest share of adjustments	4,515			352		
NAREIT FFO attributable to common shareholders - basic	**20,089**	**345,098**	**$0.06**	**101,756**	**331,753**	**$0.31**
Noncontrolling interest in income of unitholders	4,762	3,630		1,693	4,386	
Noncontrolling interest share of adjustments	(4,515)			(352)		
Other potentially dilutive securities		3,297			3,183	
NAREIT FFO attributable to common shareholders - diluted	**$20,336**	**352,025**	**$0.06**	**$103,097**	**339,322**	**$0.30**
Gain on land sales	(17,012)			(3,889)		
Loss on debt extinguishment	82,653			139		
Impairment charges - non-depreciable properties	4,606			2,523		
Severance/Restructuring Charges	7,207			-		
Acquisition-related activity	1,305			747		
Core FFO attributable to common shareholders - diluted	**$99,095**	**352,025**	**$0.28**	**$102,617**	**339,322**	**$0.30**
Adjusted FFO						
Core FFO - diluted	$99,095	352,025	$0.28	$102,617	339,322	$0.30
Adjustments:						
Straight-line rental income and expense	(4,086)			(5,372)		
Amortization of above/below market rents and concessions	568			1,690		
Stock based compensation expense	3,539			3,189		
Noncash interest expense	1,747			1,449		
Second generation concessions	(12)			-		
Second generation tenant improvements	(4,991)			(10,423)		
Second generation leasing commissions	(4,328)			(8,715)		
Building improvements	(2,097)			(1,124)		
Adjusted FFO - diluted	**$89,435**	**352,025**	**$0.25**	**$83,311**	**339,322**	**$0.25**

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO and AFFO
Six Months Ended June 30
(Unaudited and in thousands, except per share amounts)

	2015			2014		
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	**$514,624**			**$146,371**		
Less: dividends on participating securities	(1,209)			(1,289)		
Net income per common share- basic	**513,415**	**344,849**	**$1.49**	**145,082**	**329,442**	**$0.44**
Add back:						
Noncontrolling interest in earnings of unitholders	5,461	3,662		1,943	4,386	
Other potentially dilutive securities		434			274	
Net income attributable to common shareholders- diluted	**$518,876**	**348,945**	**$1.49**	**$147,025**	**334,102**	**$0.44**
Reconciliation to funds from operations ("FFO")						
Net income attributable to common shareholders	**$514,624**	**344,849**		**$146,371**	**329,442**	
Adjustments:						
Depreciation and amortization	163,754			195,905		
Company share of joint venture depreciation, amortization and other	9,745			13,177		
Impairment charges - depreciable property	864			-		
Gains on depreciable property sales - wholly owned, discontinued operations	(417,729)			(22,603)		
Gains on depreciable property sales - wholly owned, continuing operations	(130,894)			(86,171)		
Income tax expense triggered by depreciable property sales	2,416			6,561		
Gains on depreciable property sales-JV	(13,533)			(58,282)		
Noncontrolling interest share of adjustments	4,050			(639)		
NAREIT FFO attributable to common shareholders - basic	**133,297**	**344,849**	**$0.39**	**194,319**	**329,442**	**$0.59**
Noncontrolling interest in income of unitholders	5,461	3,662		1,943	4,386	
Noncontrolling interest share of adjustments	(4,050)			639		
Other potentially dilutive securities		3,329			3,119	
NAREIT FFO attributable to common shareholders - diluted	**$134,708**	**351,840**	**$0.38**	**$196,901**	**336,947**	**$0.58**
Gain on land sales	(22,437)			(4,041)		
Loss on debt extinguishment	82,653			139		
Adjustments for redemption/repurchase of preferred shares	-			(483)		
Impairment charges - non-depreciable properties	4,606			2,523		
Severance/Restructuring Charges	7,207			-		
Acquisition-related activity	1,333			761		
Core FFO attributable to common shareholders - diluted	**$208,070**	**351,840**	**$0.59**	**$195,800**	**336,947**	**$0.58**
Adjusted FFO						
Core FFO - diluted	$208,070	351,840	$0.59	$195,800	336,947	$0.58
Adjustments:						
Straight-line rental income and expense	(13,265)			(12,073)		
Amortization of above/below market rents and concessions	2,681			4,158		
Stock based compensation expense	13,604			11,466		
Noncash interest expense	3,522			3,051		
Second generation concessions	(48)			(76)		
Second generation tenant improvements	(11,891)			(17,884)		
Second generation leasing commissions	(11,026)			(15,617)		
Building improvements	(2,387)			(1,461)		
Adjusted FFO - diluted	**$189,260**	**351,840**	**$0.54**	**$167,364**	**336,947**	**$0.50**